Exhibit 99.1

CONTACTS:

Thomas J. Hollister                             Edward Faneuil
Chief Operating Officer and                     Executive Vice President,
Chief Financial Officer                         General Counsel and Secretary
Global Partners LP                              Global Partners LP
(781) 894-8800                                  (781) 894-8800

                 GLOBAL PARTNERS PROMOTES TWO SENIOR EXECUTIVES

Waltham, Mass., February 1, 2007 - Global Partners LP (NYSE: GLP) today announced that it has appointed two senior executives to expanded roles within the organization. Thomas J. Hollister, Global's Executive Vice President and Chief Financial Officer, has been named Chief Operating Officer of the company. Hollister will continue to serve as Chief Financial Officer. Chief Accounting Officer (CAO) Charles A. Rudinsky, formerly a Senior Vice President, has been promoted to Executive Vice President and Treasurer. He retains the CAO position.

"Tom and Chuck have done an outstanding job in their respective positions and have contributed significantly to the growth we have experienced during our initial year as a publicly traded partnership," said President and Chief Executive Officer Eric Slifka. "The appointments we are announcing today more accurately reflect the roles that Tom and Chuck play within the organization, and the strengths they bring to Global Partners."

Prior to joining Global in July 2006, Hollister served as a Vice Chairman of Citizens Financial Group, Inc. as well as Chairman, President and Chief Executive Officer of Citizens Capital, Inc., the corporation's private equity and venture capital business, and President and CEO of Citizens Bank of Massachusetts. Hollister is the former Chairman of the Greater Boston Chamber of Commerce, where he continues to serve on the Executive Committee. Rudinsky was named Senior Vice President and Chief Accounting Officer of Global in March 2005. He joined the organization in 1988, serving as Assistant Controller before being promoted to Senior Controller and CAO.

ABOUT GLOBAL PARTNERS LP

Global Partners LP, a publicly traded master limited partnership based in Waltham, Massachusetts, owns, controls or has access to one of the largest terminal networks of refined petroleum products in the Northeast. It is one of the region's largest wholesale distributors of distillates (such as home heating oil, diesel and kerosene), gasoline and residual oil to wholesalers, retailers and commercial customers. Global Partners LP trades on the New York Stock Exchange under the ticker symbol "GLP." For additional information, please visit www.globalp.com.

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